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                                  PROXY CARD

IMPERIAL INDUSTRIES, INC.
1259 Northwest 21st Street
Pompano Beach, Florida 33069


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints S. Daniel Ponce and Howard L. Ehler, Jr., or either of them, with full power of substitution, as Proxies, to appear and vote, as designated below, all the shares of Common Stock of Imperial Industries, Inc. ("Imperial") held of record by the undersigned on October 30, 1998, at the Special Meeting of Stockholders to be held on December 17, 1998, and any adjournments thereof.

         In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR THE PROPOSED MERGER.

[X]  Please mark votes as in this example.

         1. PROPOSED MERGER. To consider and vote upon the merger of Imperial with and into Imperial Merger Corp. ("Merger Sub") pursuant to an Agreement and Plan of Merger between Imperial and Merger Sub described in the accompanying Proxy Statement/Prospectus.

       [_] FOR      [_] AGAINST              [_] ABSTAIN

         2. Other matters: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

         The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement/Prospectus dated October __, 1998.

                                    (over)


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PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED POSTAGE
PAID ENVELOPE.

Dated:  _____________________, 1998

____________________________________  Signature

____________________________________  Signature if held jointly

      Please sign exactly as your name appears. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign.